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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
                Suspension of Duty to File Reports Under Section
                         13 and 15(d) of the Securities
                              Exchange Act of 1934

                        Commission File Number 333-95233

                        WFS FINANCIAL 2000-D OWNER TRUST
             (Exact name of registrant as specified in its charter)

                        C/O WFS RECEIVABLES CORPORATION,
                  6655 WEST SAHARA AVENUE, LAS VEGAS, NV 83102,
                                  949-753-3000
                   (Address, including zip code and telephone
                  number, including area code, of registrants'
                          principal executive offices)

                        WFS FINANCIAL 2000-D OWNER TRUST
         $174,000,000 OF 6.698% AUTO RECEIVABLE BACKED NOTES, CLASS A-1,
         $236,000,000 OF 6.760% AUTO RECEIVABLE BACKED NOTES, CLASS A-2,
       $340,000,000 OF 6.830% AUTO RECEIVABLE BACKED NOTES, CLASS A-3,AND
         $250,000,000 of 6.980% AUTO RECEIVABLE BACKED NOTES, CLASS A-4
            (Title of each class of securities covered by this Form)

                                      None
                 (Titles of all other classes of securities for
                   which a duty to file reports under section
                             13(a) or 15(d) remains)

                Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    [ ]      Rule 12h-3(b)(1)(ii)   [ ]
        Rule 12g-4(a)(1)(ii)   [ ]
        Rule 12g-4(a)(2)(i)    [ ]      Rule 12h-3(b)(2)(i)    [ ]
        Rule 12g-4(a)(2)(ii)   [ ]      Rule 12h-3(b)(2)(ii)   [ ]
        Rule 12h-3(b)(1)(i)    [X]      Rule 15d-6             [ ]

                Approximate number of holders of record as of the certification or notice date:

                               Class A-1 Notes:  3
                               Class A-2 Notes:  7
                               Class A-3 Notes: 15
                               Class A-4 Notes: 11

                Pursuant to the requirements of the Securities Exchange Act of 1934, WFS FINANCIAL 2000-D OWNER TRUST has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                WFS Financial Inc.
                                                as Master Servicer

DATE:  April 13, 2001                           By: /s/ THOMAS A. WOLFE
                                                   -----------------------------
                                                   Thomas A. Wolfe, President